Exhibit 10.2

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

TECHNOLOGY SERVICES AGREEMENT

THIS TECHNOLOGY SERVICES AGREEMENT (“Agreement”) is made this 19th day of September, 2007 by and between Republic Bank & Trust Company (“Republic”), a Kentucky banking corporation, with its principal office at 601 W. Market Street, Louisville, KY 40202, and Jackson Hewitt Technology Services LLC (“JHTSL”), a Delaware limited liability company, with its principal office at 501 N. Cattlemen Road, Suite 300, Sarasota, Florida 34232.

RECITALS

WHEREAS, Jackson Hewitt Inc. (“JHI”) (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Services of America, Inc., a wholly owned subsidiary, owns and operates Jackson Hewitt Tax Service locations (“Corporate Stores,” and together with Franchisees, “EROs”); and

WHEREAS, the EROs provide income tax return preparation with electronic filing and related services to customers; and

WHEREAS, Republic offers products to customers of tax service companies; and

WHEREAS, Republic desires to offer and provide certain financial products to customers of certain EROs designated by JHI from time to time, and JHI desires that Republic provide such services, on the terms and subject to the conditions hereinafter set forth (the “Program”); and

WHEREAS, JHI and Republic have entered into that certain Program Agreement of even date herewith respect to the Program (the “Program Agreement”); and

WHEREAS, Republic desires, and JHTSL agrees to provide, certain technology services, personnel and related support to Republic and EROs in connection with the Program.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	General Terms.

1.1.	Additional Definitions: The following additional definitions apply for purposes of this Agreement:

(a)	“Assisted Refund” or “AR” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8453 and any applicable state tax form, respectively) is deposited into an account established by Republic and (i) disbursed, net of authorized fees and charges, to the Customer by (x) check or (y) debit card, or (ii) disbursed, net of authorized fees and charges and via an automated clearing house credit (“ACH”) to the Customer’s designated bank account.

(b)	“Business Day” shall mean any day that is not a Saturday, Sunday, or any day recognized by the Federal Reserve Bank as a legal holiday.

(c)	“Customer” shall mean a Jackson Hewitt Tax Service customer that is also a customer of a financial institution that provided financial products facilitated by EROs and such customer received a RAL, a funded Federal AR, or a funded State AR from such other financial institution. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer” and a customer that receives both a RAL or funded Federal AR and a funded state AR shall count as two “Customers”.

(d)	“Financial Product” shall mean any product offered by Republic under the Program, including, without limitation, a RAL, Money Now Loan, Federal or state AR, and any similar or modified product offered from time to time, or other product agreed to by the parties in accordance with Section 1.4 hereof.

(e)	“Money Now Loan” means a loan by Republic to a Customer based upon, among other things, the Customer’s anticipated Federal income tax return refund (as identified in IRS Form 8453 or similar form), with proceeds of such loan available on the same day the loan is approved by Republic, offered during a Tax Season.

(f)	“Refund Anticipation Loan” or “RAL” shall mean a loan to a Customer based upon, among other things, the Customer’s anticipated federal income tax return refund (as identified in IRS Form 8453 or similar form), subject to any limitations that may be imposed thereon due to the application of certain underwriting criteria or other factors.

(g)	[*]

(h)	“Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the Internal Revenue Services (“IRS”) without the taxpayer requesting an extension, typically April 15 of such calendar year.

1.2.

The Services. In advance of each Tax Season during the Term (as defined in Section 5.1), JHTSL and Republic shall mutually agree on the technology needs related to the Program for each Tax Season (or other related period), including systems and software modification, incorporation and implementation of specifications in, and the coordination of systems between, ProFiler®, the Jackson Hewitt Tax Service electronic filing software program and the related systems and servers (“ProFiler”) and Republic’s systems (collectively, the “Services”). JHTSL agrees that it shall provide the agreed upon Services. JHTSL shall provide additional technology services upon the terms and conditions to be agreed in writing with Republic. This Agreement applies to the Services set forth herein to be performed in connection with the facilitation of Financial Products by Jackson Hewitt Tax Service locations during the Tax Season.

1.3.

Deliverables. In advance of each Tax Season, JHTSL and Republic shall agree in writing as to the Deliverables required under this Agreement for the relevant Tax Season (or other related period) and the timeline of the required Deliverables. As used herein, “Deliverables” shall include, but not be limited to, all obligations and procedures required of both parties in this Agreement. The parties agree that they shall provide the agreed-upon Deliverables. In the event the parties are unable to reach agreement on the nature or scope of Deliverables or related timeline, the parties shall seek the assistance of a mediator to assist them in such efforts. Each party shall use reasonable efforts to implement all requested Deliverables on or before mutually agreed upon completion dates, but shall not be held liable for matters not completed for the beginning of a Tax Season if such requests have been agreed to after August 31st preceding a Tax Season. The agreed upon Deliverables shall be documented and may be amended from time to time by mutual agreement of the parties.

1.4	New Financial Products. If the parties agree to introduce new Financial Products as part of the Program, pursuant to the terms and conditions of the Program Agreement, the parties shall devote sufficient time and resources to implement technology solutions for such new Financial Products, and shall amend Schedule A hereto as necessary.

1.5	Fees. In consideration of the rights granted to Republic herein and the performance of the Services, delivery of the Deliverables and expenses incurred by JHTSL in connection with the Program, Republic shall pay to JHTSL fees as follows:

(a)	For the 2008 Tax Season, Republic shall pay to JHTSL [*].

(b)	For the 2009 Tax Season, Republic shall pay to JHTSL [*]. To the extent that JHTSL has designated Republic to be the Financial Product provider under the Program for any Additional 2009 Designations (as defined in the Program Agreement), Republic shall pay to JHTSL an additional fee [*].

(c)	For the 2010 Tax Season, Republic shall pay to JHTSL an amount equal to [*]. To the extent that JHTSL has designated Republic to be the Financial Product provider under the Program for any Additional 2010 Designations (as defined in the Program Agreement), Republic shall pay to JHTSL an additional fee [*].

(d)	The above fees shall be due and paid in three monthly installments each Tax Season as follows: [*] on the second to last Business Day of January; [*] on the last business day of February; and [*] on the last business day of March.

(e)	All payments due from Republic to JHTSL pursuant to this Section 1.5 shall be paid by wire transfer per written instructions signed by JHTSL’s Chief Financial Officer. Republic shall make all payments as provided in such written instructions unless JHTSL provides Republic revised payment instructions in an original written notice that is signed by any two (2) of the following officers of JHTSL: (i) Chief Financial Officer and Treasurer, (ii) General Counsel, (iii) Controller, and (iv) Vice President – Treasury & Investor Relations. Subject to the requirements set forth in the preceding sentence, JHTSL shall have the right to direct Republic to make payments directly to other entities or third parties.

(f)	The parties agree that JHTSL shall have no right to any fees earned by Republic in connection with its offering of Financial Products. The parties agree that Republic is the sole owner of the Financial Products made under the Program.

1.6	Additional Fees. For each Tax Season under this Agreement, Republic shall pay additional consideration to JHTSL for additional services performed and additional resources required to support expansion in the Program over such Tax Seasons. [*].

2.	JHTSL’s Obligations and Procedures. JHTSL agrees, in connection with the operation of the Program, to perform, and enable ProFiler to perform all required functions, including, as applicable, the following specific duties:

2.1	Personnel. JHTSL shall devote a sufficient number of employees to meet its obligations under this Agreement.

2.2	Training. JHTSL shall devote employees and resources as it deems necessary to provide training to EROs and corporate staff in connection with the operation of ProFiler in connection with the Program.

2.3	System Errors. JHTSL shall consult with Republic to develop a process for eliminating transmission errors, to the extent practicable.

2.4	Support. JHTSL shall operate a call center to support EROs in connection with the operation of ProFiler as it relates to the facilitation of the Program.

2.5	Computer Network. JHTSL shall establish and maintain a technology and communication center, at a location designated by JHTSL, for use in electronically transmitting returns, applications and other related materials to Republic in a secure manner.

2.6	Transmission of Customer Information. After JHTSL has transmitted the Customer’s income tax return to the IRS and received from the IRS acknowledgment of its acceptance thereof and the debt indicator relating thereto (to the extent provided) as described by Chapter 3 of the IRS e-file Handbook for Authorized IRS e-file Providers of Individual Income Tax Returns (Publication 1345, including Rev. Proc. 2000-31), as the same may be amended from time to time (the “Notification”), JHTSL shall electronically transmit to Republic all data required to be extracted from the IRS transmission file and the Republic customer application in accordance with Republic’s Refund Anticipation Loan File Layouts and Specifications (“Specifications”), which shall be provided to JHTSL no later than the November 1 immediately preceding each Tax Season and shall be incorporated herein by reference, together with information, if any, received in the Notification. JHTSL shall not transmit any Application information for a Money Now Loan which does not also make an application for a RAL. Except in the case where an IRS reject will no longer permit EF or changes in the tax return information further disqualifies a customer for a RAL, in which case of the latter, the customer will be applying for an AR. Notwithstanding the foregoing, if Republic shall notify JHTSL (as described in Section 3.1) that it is no longer accepting Applications (as defined in the Program Agreement) from an ERO, then JHTSL shall immediately halt all transmissions to Republic in respect of such ERO. In the event it no longer becomes feasible to process Applications in the manner specified in this Section 2.6 due to circumstances beyond the control of the parties, then the parties shall endeavor in good faith to take all commercially reasonable actions necessary to promptly modify the Program so as to resolve the problems.

2.7	Check Disbursements; Lost Checks; Check Reconciliations.

(a)	Check Disbursements. If a Customer has chosen a Republic cashier’s check as the method of disbursement, then upon receipt of notice from Republic that it has approved a Customer’s RAL Application, or that the IRS has funded a Customer’s AR, JHTSL shall transmit a check print authorization to the ERO to permit the ERO to print a disbursement check from the consecutively numbered blank check stock supplied to it by Republic. Such check shall evidence the amount of the RAL, Money Now Loan, or AR, less all fees and charges authorized by the Customer to be deducted therefrom, and shall bear an imprint of the facsimile signature of an authorized Republic signatory as provided by Republic.

(b)	Check Reconciliations. JHTSL shall immediately transmit to Republic a check reconciliation file, the content and layout of which are described in the Specifications, with respect to each check as to which it has received from the ERO confirmation that the check was printed.

2.8	Data Processing Systems.

(a)	Republic Communications. During the Term, JHTSL shall develop, maintain and operate data processing systems and programs that are capable of electronically transmitting and receiving all information, records and file formats required by the Specifications. Specifically, JHTSL has agreed to make certain modifications to its data processing systems and programs to accommodate the Republic systems and programs, as more fully described in Section 3.2 below. Except as limited by Section 9.1 hereof, JHTSL shall be responsible for any losses directly attributable to the failure of JHTSL’s data processing systems and programs to electronically transmit and receive records and files in accordance with the requirements set forth in the Specifications.

(b)	Electronic Filing Software. JHTSL shall distribute to each participating ERO its proprietary electronic filing software, ProFiler, which shall (i) enable the ERO to prepare accurately and electronically file returns to the IRS through JHTSL and (ii) accurately populate the Truth-in-Lending Act Disclosure Statement, applicable State Disclosure Documents (as defined in the Program Agreement) and Applications based upon information input by the tax preparer.

(c)	Check Writing Software. JHTSL shall distribute to each participating ERO a check writing program, which program shall permit (i) checks to be written only in the name of the proper Customer and only in the amount approved by Republic, (ii) the printing of the Truth-in-Lending Act Disclosure Statement (the text of which shall have been prepared by Republic and reviewed by JHTSL) on a perforated stub of the Republic blank check form, and (iii) the printing of additional disbursement checks in the event that additional funds are received and owing to the Customer.

(d)

Software. Republic shall provide no fewer than 30 test transmissions in a test environment on or before December 1st preceding each Tax Season during the Term to ensure accuracy and functionality of all such software which test cases will be performed by JHTSL which results shall be shared with Republic. Based on the results of the test cases, Republic shall approve or disprove software implemented for use in connection with the performance of this Agreement, including software that is embedded in, or otherwise is utilized in connection with, ProFiler.

3.	Republic’s Obligations and Procedures.

3.1.	Program Deliverables. Republic shall cooperate and consult with JHTSL in accordance with Article 1 to agree on Deliverables for a Tax Season and the related timeline.

3.2	Systems.

(a)	Unless required by applicable laws rules and regulations (“Applicable Law”), Republic shall not alter its existing systems and software without first obtaining the written consent of JHTSL to ensure compatibility of the proposed modifications such that they will not adversely affect the offering of Financial Products under the Program or render JHTSL unable to operate or use with ProFiler as it currently exists. Republic shall cause its systems to communicate with ProFiler, including such that Applications can be transmitted to Republic and responses to the Applications can be received by JHTSL, ProFiler and the Jackson Hewitt Tax Service office locations.

(b)

Republic acknowledges that ProFiler is distributed to Jackson Hewitt Tax Service offices nationally and to EROs through multiple locations and not all of which will participate in the Program or ProFiler as it relates to the Program as developed under this Agreement and that certain Program requirements or requests as they relate to ProFiler will not be reasonable or practicable due to the needs and requirements of Jackson Hewitt, and the operation of Jackson Hewitt’s business and ProFiler. Toward that end, Republic agrees that it will use its commercially reasonable efforts to accommodate reasonable requests of JHTSL with respect to the Deliverables and Program to ensure that JHTSL’s programs are not inconsistent, impractical or unduly burdensome on JHTSL or the operation of the Jackson Hewitt Tax Service business. Notwithstanding the foregoing, for the 2008 Tax Season JHTSL has agreed to make certain modifications to its systems and ProFiler to accommodate Republic’s system and programs, at no cost to Republic. Those accommodations are included as Deliverables.

(c)	Republic shall provide JHTSL with all necessary information needed from Republic or the Originator to create and populate required documents, including information related to the deposit account for Customers created for the respective Financial Product.

3.3	Availability. Republic shall be available during business hours and otherwise as reasonably necessary for consultation to JHTSL to assist in timely completion of Deliverables and continuation of operations during Tax Season.

3.4	Confidentiality and Ownership. Republic acknowledges and agrees (i) that it will keep all information with respect to ProFiler and the modifications and developments hereunder confidential; and (ii) that JHTSL maintains sole and exclusive ownership rights in ProFiler as modified, and further disclaims on behalf of itself and all other persons any ownership or purported ownership rights in the same.

3.5	Reports. Republic shall provide weekly reports to JHTSL describing all ACH transmissions from the IRS to Republic and all paid items, and covering such other matters and in such form as JHTSL reasonably may request. Republic covenants and agrees that each such report will be true, correct and complete in all respects and all such reports shall be available to JHI on a secure website on a real-time basis.

4.	Representations, Warranties and Covenants.

4.1.	JHTSL represents and warrants to Republic that JHI is a limited liability company in good standing under the laws of its jurisdiction of formation and is duly qualified to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business). Republic represents and warrants to JHTSL that Republic is a Kentucky state chartered bank in good standing under the laws of its jurisdiction of incorporation and is duly qualified by Kentucky and the Federal Deposit Insurance Corporation to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business). Each party represents and warrants to the other that (i) its execution and delivery of this Agreement does not and will not violate its Certificate of Formation or charter or breach or constitute a default under any agreement or arrangement to which it is a party; (ii) it has the legal right to enter into and perform its obligations hereunder; (iii) its execution and delivery hereof has been duly authorized by all necessary organizational action on its part and this Agreement constitutes its legal and binding agreement, enforceable against it in accordance with its terms; and (iv) its Marks (as defined in the Program Agreement) do not infringe upon the intellectual property rights of any third party.

4.2.	Republic covenants to and agrees with JHTSL that it shall comply with all Applicable Laws, rules and regulations in connection with the offer and sale of Financial Products and the performance of its obligations under this Agreement. Without limiting the foregoing, Republic covenants and agrees that its evaluation and processing of Applications, its provision and documentation of loans, the fees charged by it for such loans and its activities involving the collection of outstanding RALs shall comply with all applicable state and federal laws, rules and regulations, including, without limitation, the Truth-In-Lending Act (15 U.S.C. Sec 1601-1667), the Equal Credit Opportunity Act (15 U.S.C. Sec. 1691-1691f), the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and other applicable provisions of the Consumer Credit Protection Act (15 U.S.C Sec. 1601).

4.3.	Each party further covenants to and agrees with the other that it shall fulfill its obligations hereunder in a diligent and timely fashion, consistent with the best practices in the industry; that all hardware, software, processes and procedures each party uses in providing the services hereunder are owned or properly licensed to such party and will not violate the trademark or copyright rights, right of publicity or privacy of, or constitute libel or slander against, or involve plagiarism or violate any other rights of, any person or entity and that such party’s use of them will comply with all Applicable Laws; that all processing systems, software and hardware, and policies or procedures used by each party and all rules and protocols covering such party’s employees, agents and independent contractors providing services hereunder, contain protections and security enhancements, consistent with industry standards, and provide safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, loss of data, any breach of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder, any breach of the confidentiality provisions hereof, identity theft and fraud against JHTSL and Customers effecting transactions contemplated by this Agreement.

4.4.	JHTSL covenants to and agrees with Republic that it shall comply with all applicable Program Guidelines (as defined in the Program Agreement) and Applicable Law in connection with the performance by it of its obligations under this Agreement.

5.	Term and Termination.

5.1.	Term. This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2008, 2009 and 2010 and all related periods. This Agreement shall terminate and expire on October 31, 2010, unless extended by written agreement of the parties (the “Term”).

5.2.	Termination by Either Party. Either party may at its option terminate this Agreement (i) upon twenty (20) days’ prior written notice if the other party has materially breached any of the terms hereof and has failed to cure such breach within such twenty-day period; or (ii) immediately upon receipt of written notice of termination of the Program Agreement; provided however if it is ultimately determined that the Program Agreement was wrongfully terminated, then such party shall be liable for wrongful termination under this Agreement. In addition, either party may terminate this Agreement, immediately upon notice to the other party, upon (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.

5.3

Continuation of Program. In the event of a termination of the Program under the Program Agreement during a Tax Season, both parties shall continue to provide the Program through the end of such Tax Season, unless otherwise agreed in writing by the parties, or prohibited by law or regulation, and all the relevant provisions of and obligations under this Agreement and the Program Agreement shall survive until such obligations have been completed including any payment obligations for such Tax Season. In addition, either party may elect to discontinue the Program during a Tax Season if the termination is due to an event with respect to the other party described in the last sentence of Section 5.2 occurs.

5.4	Termination by JHTSL. JHTSL may terminate this Agreement immediately after a good faith discussion as to alternatives if Republic’s processing systems are not available for any reason (including any Force Majeure Event, as defined in Section 9.2) for two (2) consecutive days or more during any Tax Season, or for 30 consecutive days or more during any other time.

6.	Ownership of Loans.

The parties agree that Republic will be the sole owner of the Financial Products made under the Program. In addition, Republic shall have the authority to transfer or assign such Financial Products at any time, provided that Republic shall continue to be liable for any violation of law of such transferee or assignee. Without limiting the foregoing, (i) any such transfer or assignment (a) shall comply with all Applicable Laws, rules and regulations, and (b) shall not cause Republic to breach any of its representations or obligations hereunder, and (ii) the transferee or assignee shall (a) represent, warrant and covenant to comply with all Applicable Laws, rules and regulations in the servicing and collection of such loans, (b) agree to provide customer service at a level at least as high as that offered by Republic and (c) demonstrate to Republic’s reasonable satisfaction the ability to comply with such representations, warranties and covenants.

7.	Confidential Information.

7.1.	Confidentiality Rights of the Parties. The parties hereto understand that implementation and operation of the Program involves the use of certain systems, computer programs, marketing, product development, risk management, strategy data and other information, including business information and trade secrets (“Proprietary Information”), that are proprietary to the respective parties. Each party shall safeguard all Proprietary Information made available to it by the other party, taking reasonable precautions to withhold the same from disclosure to the same extent that it would take to safeguard its own confidential information and data. Such Proprietary Information shall not include information which is (i) shown to have been known by the receiving party prior to disclosure to it by the other party, (ii) generally known to others engaged in the same trade or business as the furnishing party, (iii) available to the public through no act or omission by the receiving party or its representatives or professional advisors, or (iv) which is rightfully obtained by the receiving party from third parties (other than professional advisors or other representatives) without restriction of confidentiality. In addition to the foregoing, Republic specifically agrees not to make copies of or to disclose to any other person or firm, other than to employees of Republic who need-to know such information in order to perform Republic’s obligations under this Agreement and who have agreed to be bound by this Article 7, any Proprietary Information (including, without limitation, the names of EROs or Customers or any other identifying information obtained through its relationship with JHTSL as set forth in this Agreement) for any purpose other than performing its obligations hereunder. The foregoing sentence shall not preclude Republic from using its own records of loans which were declined under the Program as reference material in the event any Customer whose Application was declined subsequently applies directly to Republic for a loan. Upon the termination or expiration of this Agreement or the earlier written request of the furnishing party, the parties will return to any furnishing party all Proprietary Information received in connection with this Agreement and certify in writing to such furnishing party that such receiving party has not retained any copies of such Proprietary Information.

7.2.	Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically including, Title 12 CFR Part 332. JHTSL and Republic shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual Customers submitted by such Customers to JHTSL. JHTSL’s and Republic’s privacy policy shall be available on its Internet web sites and each shall comply with the provisions of such privacy policy.

8.	Indemnification.

8.1.	Indemnification by JHTSL. JHTSL shall indemnify, defend and hold harmless Republic, its affiliates and their respective officers, directors and employees from and against any and all losses, expenses and costs (including reasonable attorney’s fees and court costs) caused by the provision of information to Republic that differs from information provided to the IRS by JHTSL or to JHTSL from the IRS or any and all expenses and costs (including reasonable attorney’s fees and court costs) or liabilities (including amounts paid in settlement) incurred by Republic in connection with any third party claim, dispute, controversy or litigation (individually, a “claim”) arising out of or resulting from (i) JHTSL’s violation or alleged violation of Applicable Law (except when such violation or alleged violation is directly caused by JHI’s compliance with Program Guidelines); (ii) any material breach by JHTSL of any representation, warranty, covenant or agreement hereunder, or (iii) the negligence or willful misconduct of JHTSL in connection with the performance by it of its obligations under this Agreement.

8.2.	Indemnification by Republic. Republic shall indemnify, defend and hold harmless JHTSL, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney’s fees and court costs), or liabilities (including amounts paid in settlement) incurred by any of them in connection with any third party claim, dispute, controversy or litigation (individually, a “claim”) arising out of or resulting from (i) the Program Guidelines; (ii) the administration, offer and sale of Financial Products pursuant to the Program Agreement and the Republic Financial Product Agreement, and the Program Guidelines; (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Federal Truth in Lending Act or any regulation of the Federal Reserve Board or other applicable federal or state banking or consumer finance laws or regulations) by Republic, the Financial Products or the Program Guidelines, (iv) the use of the names, trademarks, service marks, trade names, service names, and logos of Republic in any materials produced hereunder and approved by Republic in connection with the Program; (v) any material breach by Republic of any representation, warranty, covenant or agreement hereunder; or (vi) the negligence or willful misconduct of Republic in connection with the performance by it of its obligations under this Agreement.

8.3.	Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 8, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

9.	Limitation of Liability.

9.1.	Consequential Damages. No party will be liable to the other party for incidental, special, indirect or consequential damage, or loss of profits, income, use or other benefits, arising out of or in connection with the performance of its obligations under this Agreement or any failure of such performance; unless such damage or loss is subject to the indemnification provisions of this Agreement or arises from that party’s gross negligence or willful misconduct.

9.2.	Force Majeure. Notwithstanding any other provision herein to the contrary, either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement by giving notice to the other party after two (2) consecutive days’ failure of performance during any Tax Season or upon thirty (30) consecutive days’ failure of performance at any other time, effective immediately upon written notice to such party.

10.	Commitment to Negotiation; Mediation and Arbitration of Disputes.

10.1.	Negotiation. Except with respect to either party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHTSL by third parties, neither party shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then attempt to resolve the dispute through mediation and/or arbitration as provided in this Article 10.

10.2.

Scope of Arbitration. Except for either party’s wrongful use of the Marks for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHTSL by third parties, all controversies, disputes or claims between JHTSL and Republic (and any owners, guarantors, affiliates and employees of Republic, if applicable, but in no event shall any of such owners, guarantors, affiliates and employees be deemed third-party beneficiaries of this Agreement), arising out of or related to: (i) this Agreement or any other related agreement between JHTSL and Republic, or any provision of any such agreements; (ii) the relationship of the parties; (iii) the validity of this Agreement or any other related agreement between JHTSL and Republic or any provision of any such agreements; or (iv) any problem arising from the undertakings hereunder, will be submitted for mediation, as set forth below in Section 10.3 and, in the event mediation is not demanded by a party or does not result in a resolution of the dispute, for binding arbitration to the American Arbitration Association on demand of either party. Republic agrees to cause its affiliates and employees of Republic reasonably likely to be involved in such controversies, disputes and claims to agree to be bound by the provisions of Sections 10.2, 10.3, 10.4, 10.5 and 10.6 hereof.

Such arbitration proceeding will be conducted at a mutually agreeable location and will be heard by a panel of three arbitrators in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided that the Federal Rules of Evidence shall be applicable to the arbitration hearing and any evidence obtained for or presented at the hearing and that the arbitrators shall be attorneys familiar with the Federal Rules of Evidence. All other matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law.

The decision and award of the arbitrators will be binding and conclusive upon both JHTSL and Republic, and enforceable in any court of competent jurisdiction. The arbitrators have the right, in their discretion, to award or include in the award any lawfully appropriate relief (including, punitive damages) and to assess costs or expenses to one or both parties and may award attorneys’ fees and legal costs to the prevailing party as part of such award, provided that the arbitrator will not have the right to declare any Mark generic or otherwise invalid.

JHTSL and Republic agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under Applicable Law or this Agreement, whichever expires earlier. JHTSL and Republic further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

Each party agrees that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between JHTSL and Republic may not be consolidated with any other arbitration proceeding between JHTSL and any other person, corporation, limited liability company or partnership, provided that JHTSL or Republic may consolidate any arbitration proceeding commenced under this Section 10.2 with any arbitration proceeding commenced by JHI, JHTSL or Republic under any other agreement executed in connection herewith including without limitation the Program Agreement.

Notwithstanding anything to the contrary contained in this Section, JHTSL and Republic shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that JHTSL or Republic must contemporaneously submit the dispute for arbitration on the merits as provided herein and the submission to the court shall not waive the right to arbitration.

10.3.	Mediation. If a dispute is not resolved by direct negotiation, as provided hereinabove, either party may demand mediation. In the event mediation is demanded, it shall take place with a mediator to be agreed upon by the parties. In the event the parties are unable to agree upon a mediator, one will be appointed by the AAA. The mediation will take place at a mutually agreeable location. A demand for mediation will not preclude a party from filing a demand for arbitration, but the parties will agree to a stay of any arbitration proceedings for a period of a minimum of three months from the date mediation is demanded to permit the mediation to take place.

10.4.	Governing Law. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between JHTSL and Republic will be governed by the laws of the state of New York without regard to its conflict of laws principles.

10.5.	Consent to Jurisdiction. Each party agrees that the other party may institute any action against it (which is not required to be arbitrated hereunder) and any action to confirm or to enforce an arbitration award hereunder in any state or federal court of competent jurisdiction and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts.

10.6.	Waiver of Jury Trial. JHTSL and Republic irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them against the other party.

11.	No Joint Venture.

This Agreement or any acts pursuant hereto shall not constitute a joint venture or create a partnership, agency or employment relationship between the parties. Except as expressly provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

12.	Audit Rights.

12.1.	During the Term and for a period of one year thereafter, Republic shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to JHTSL hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to JHTSL and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, JHTSL and such agents such assistance as they reasonably may require. JHTSL shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by Republic of more than five percent (5%) of any amount due hereunder, then Republic shall, promptly upon JHTSL’s request, tender the amount of such underpayment to JHTSL and reimburse JHTSL for such audit expenses.

12.2.	During the Term and for a period of one year thereafter, JHTSL shall (a) maintain reasonably adequate books and records with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to Republic and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, Republic and such agents such assistance as they reasonably may require. Republic shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an inaccurate calculation of Customers of more than five percent (5%) for any Tax Season, then JHTSL shall, promptly upon Republic’s request, reimburse Republic for such audit expenses. In addition, JHTSL acknowledge and agree that JHTSL and the EROs shall be subject to audit, examination and review by Republic and the banking agencies having jurisdiction over Republic.

13.	Survival.

Upon the expiration or termination of this Agreement in accordance with the provisions of Article 5, no party shall remain liable to the other, except with respect to Articles 1 (to the extent JHTSL’s right to receive payment has accrued), 7.1, 7.2, 8.1, 8.2, 8.3, 9.1, 9.2, 10, 12, this Article 13, and Article 14, all of which shall survive the expiration and termination hereof. Further, no party shall remain liable to the other beyond two (2) years after the termination of this Agreement with respect to Articles 9.1 and 9.2.

14.	Miscellaneous.

14.1.	Assignment. This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement (other than in the context of a change in control of a party) without the prior written consent of the other party.

14.2.	Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery against a signed receipt; (b) facsimile transmission (with confirmation of receipt as provided below); (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or as such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to Republic:

Republic Bank & Trust Company
601 W. Market Street
Louisville, KY 40202
Attn:	William Nelson
Managing Director

With a copy to:

Republic Bank & Trust Company
601 W. Market Street
Louisville, KY 40202
Attn:	General Counsel

If to JHTSL:

Jackson Hewitt Technology Services LLC
3 Sylvan Way
Parsippany, NJ 07054
Attn:	Bill San Giacomo
Group Vice President, Financial Products

with a copy to:

Jackson Hewitt Inc.
3 Sylvan Way
Parsippany, NJ 07054
Attn:	Office of the General Counsel

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) indicated above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

14.3.	Severability; Construction. The parties agree that if any provision of this Agreement shall be determined by any court of competent jurisdiction to be void or otherwise unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in effect. If any provision were capable of two constructions, one of which would render the provision valid and the other invalid, then the provision shall have the meaning that renders it valid. In the event that any provision hereof pertaining to fees, commissions or underwriting criteria is held to be invalid, then the parties shall endeavor in good faith the redesign the Program or the terms thereof in a manner consistent with the intent and economic effect of this Agreement.

14.4.	Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving party. The waiver of any breach hereof shall not operate or be construed as a waiver of any other or subsequent breach.

14.5.	Integration; Subordination of JHTSL Obligations. This Agreement, together with the Schedules hereto and all agreements or documents related hereto or delivered hereunder and the Program Agreement express fully the entire understanding and agreement of the parties concerning the subject matter hereof, and all prior understandings or commitments of any kind, whether oral or written, concerning such subject matter are hereby superseded (other than those obligations which, by their terms and nature, survive termination or expiration). Whenever it states in this Agreement that JHTSL shall cause the EROs to perform any act or do any thing, and such performance is also required of the ERO by the terms of the Republic Financial Product Agreement by and between the ERO and Republic, the provisions of the Republic Financial Product Agreement shall control and JHTSL’s obligations shall be subordinate to the obligations of the ERO.

14.6.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by both parties.

14.7.	Headings. Headings used in this Agreement are for convenience of reference only and do not define, interpret, describe the scope of or otherwise affect any provision hereof.

14.8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same instrument.

14.9.	Further Assurances. From time to time following the execution of this Agreement, each party agrees to do such things and execute and deliver such documents as may reasonably be necessary to effectuate the intent and purposes of this Agreement.

14.10.	No Third Party Beneficiaries. This Agreement has been made for the sole benefit of Republic and JHTSL and is not intended to, and shall not, confer any benefit or rights upon, nor may it be enforced by, any other person.

14.11.	Publicity; Disclosure. Neither party shall issue any press release relating to this Agreement without the prior consent of the other party. Each party hereto shall be permitted to disclose this Agreement to the extent such party determines that such disclosure is required by Applicable Law.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT TECHNOLOGY SERVICES LLC

By:	/s/ William Nelson	By	/s/ Bill San Giacomo
	William Nelson		Bill San Giacomo
	Managing Director		Group Vice President, Financial Products

Schedule A

(FEE TABLE)

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